UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CPI AEROSTRUCTURES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CPI AEROSTRUCTURES, INC.

91 Heartland Blvd.

Edgewood, New York 11717

(631) 586-5200

Notice of Annual Meeting of Shareholders to be Held on June 14, 2023

To the shareholders of CPI Aerostructures, Inc.:

You are cordially invited to attend the annual meeting of shareholders of CPI Aerostructures, Inc. to be held on Wednesday, June 14, 2023, at 1:00 p.m. at our offices at 91 Heartland Blvd., Edgewood, New York 11717.

At the annual meeting of shareholders, you will be asked to consider and act upon the following matters:

(1)	To elect two Class I directors to serve until the term of our Class I directors ends in 2026;

(2)	To amend the Company’s 2016 Long-Term Incentive Plan (the “2016 Plan”) to (i) increase the total number of shares of common stock available for issuance under the 2016 Plan by 800,000 shares, from 1,400,000 shares to 2,200,000 shares and (ii) increase the aggregate number of shares of common stock grantable to a 2016 Plan participant in a calendar year under certain awards from 50,000 shares to 125,000 shares;

(3)	To approve, on an advisory basis, the compensation of our named executive officers;

(4)	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

(5)	To address such other business as may properly come before the annual meeting of shareholders or any postponements or adjournments thereof.

Only shareholders of record at the close of business on April 21, 2023 will be entitled to notice of, and to vote at, the annual meeting of shareholders and any postponements or adjournments thereof.

Please read the enclosed proxy statement carefully because it contains information relevant to the actions to be taken at the annual meeting of shareholders.

Even if you plan to attend the annual meeting of shareholders in person, we encourage you to vote your shares in advance by following the voting instructions provided. Every vote is important, and we look forward to hearing from you.

By Order of the Board of Directors

Dorith Hakim, Chief Executive Officer and President

Edgewood, New York

May 5, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2023

Our Proxy Statement for the 2023 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available at www.cstproxy.com/cpiaero/2023.

PROXY STATEMENT

Annual Meeting of Shareholders

to be held on June 14, 2023

This proxy statement and the accompanying proxy materials are furnished to shareholders of CPI Aerostructures, Inc. (the “Company”, “we”, or “us”) in connection with the solicitation of proxies by our board of directors for use in voting at our 2023 annual meeting of shareholders (the “Annual Meeting”) to be held at our offices at 91 Heartland Blvd., Edgewood, New York 11717, on Wednesday, June 14, 2023, at 1:00 p.m., and at any postponements or adjournments thereof.

We expect that the notice of internet availability of the proxy materials will be mailed and made available to shareholders of record as of April 21, 2023, beginning on or about May 5, 2023. We are bearing all costs of this solicitation.

What matters am I being asked to vote on?

You are being asked to vote on the following matters:

(1)	To elect two Class I directors to serve until the term of our Class I directors ends in 2026;

(2)	To amend the Company’s 2016 Long-Term Incentive Plan (the “2016 Plan”) to (i) increase the total number of shares of common stock available for issuance under the 2016 Plan by 800,000 shares, from 1,400,000 shares to 2,200,000 shares and (ii) increase the aggregate number of shares of common stock grantable to a 2016 Plan participant in a calendar year under certain awards from 50,000 shares to 125,000 shares;

(3)	To approve, on an advisory basis, the compensation of our named executive officers;

(4)	To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and

(5)	To address such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

What are the recommendations of the board of directors?

Our board of directors recommends that you vote:

✓	“FOR” the election of the director nominees named in this proxy statement;

✓	“FOR” amendment of the 2016 Plan;

✓	“FOR” the advisory approval of executive compensation; and

✓	“FOR” ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm.

Why did I receive a Notice of Internet Availability?

To conserve natural resources and reduce costs, we are sending shareholders a Notice of Internet Availability of Proxy Materials, as permitted by Securities and Exchange Commission (“SEC”) rules. The notice explains how you can access our proxy materials over the internet, how to obtain printed copies if you prefer, and how to vote on the matters being presented to our shareholders.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 21, 2023, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, we had 12,566,784 shares of common stock issued and outstanding, which is our only class of voting securities outstanding. Each holder of our common stock is entitled to one vote for each share held on the record date. There is no cumulative voting.

How do I attend the Annual Meeting?

In-person attendance at the Annual Meeting is limited due to COVID-19 precautions we believe are appropriate out of concern for the safety of the Company’s shareholders, officers, directors, and employees. If you would like to attend the Annual Meeting in person, you must reserve your attendance at least two business days in advance of the Annual Meeting by contacting us by email at AnnualShareholderMeeting@cpiaero.com. Reservations will be accepted in the order in which they are received. If you do not reserve your attendance in advance, you will be admitted only if space is available.

Please be prepared upon arrival to show a form of government-issued photo identification and satisfactory evidence that you were a shareholder of the Company as of the record date. Any local and state requirements concerning occupancy and other COVID-19 precautions that may be in place at the time of the Annual Meeting will be enforced.

How do I submit my vote?

Record holders can vote their shares by the following methods:

●	By Internet. You can submit a proxy over the internet to vote your shares by following the instructions provided either in the notice of internet availability of proxy materials or on the proxy card or voting instruction form you received if you requested a full set of the proxy materials by mail or email;

●	By Telephone. If you requested a full set of proxy materials by mail or email, you can submit a proxy over the telephone by following the instructions provided on the proxy card or voting instruction form accompanying the proxy materials you received. If you received a notice of internet availability of proxy materials only, you can submit a proxy over the telephone to vote your shares by following the instructions at the internet web address referred to in the notice;

●	By Mail. If you requested and received a full set of the proxy materials by mail or email, you can submit a proxy by mail to vote your shares by completing, signing, and returning the proxy card or voting instruction form accompanying the proxy materials you received; or

●	In Person. You may attend the Annual Meeting and vote in person using the ballot provided to you at the Annual Meeting, provided that you have registered in advance. See “How do I attend the Annual Meeting?” above.

Beneficial owners of shares held in street name may instruct their bank, broker, or other nominee how to vote their shares. Beneficial owners should refer to the materials provided to them by their bank, broker, or other nominee for information on communicating these voting instructions. Beneficial owners may not vote their shares in person at the Annual Meeting unless they obtain a legal proxy from the shareholder of record, present it to the inspector of election at the Annual Meeting, and produce valid identification. Beneficial owners should contact their bank, broker, or other nominee for instructions regarding obtaining a legal proxy.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible.

What is the difference between a “record holder” and a “beneficial owner” of the Company’s common stock?

If your shares are registered in your name with the Company’s transfer agent, Continental Stock Transfer and Trust Company, then you are considered the record holder of the shares. If you are the record holder of your shares, you have the right to vote your shares by proxy or to attend the Annual Meeting and vote in person.

If your shares are held through a bank, broker, or other nominee, then you are considered to hold your shares in “street name.” While you are the “beneficial owner” of those shares, you are not considered the record holder. As the beneficial owner of shares of the Company’s common stock, you have the right to instruct your bank, broker, or other nominee how to vote your shares. However, since you are not the record holder of your shares, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the shareholder of record. You must bring this legal proxy to the Annual Meeting, present it to the inspector of election and produce valid identification. If you hold your shares in street name, your bank, broker, or other holder of record will not be permitted to vote on your behalf on certain matters, including with respect to the election of our directors, unless it receives voting instructions from you. To ensure that your vote is counted, please communicate your voting instructions to your broker, bank, or other holder of record before the Annual Meeting, or obtain a legal proxy and arrange to attend the Annual Meeting.

What is the effect of giving a proxy?

The persons named on the proxy card that accompanies this proxy statement have been designated as proxies by our board of directors. If you are a record holder and return the proxy card in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by our board of directors will vote your shares at the Annual Meeting as specified in your proxy.

If you are a record holder and submit your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted FOR the election of the director nominees (Proposal 1), FOR amendment of the 2016 Plan (Proposal 2), FOR the advisory approval of executive compensation (Proposal 3) and FOR ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal 4).

If you give your proxy, your shares also will be voted in the discretion of the persons designated as proxies with respect to any other matters properly brought before the Annual Meeting and any postponements or adjournments thereof. If any other matters are properly brought before the Annual Meeting, the persons designated as proxies will vote the proxies in accordance with their best judgment.

May I change my vote after I give my proxy?

You may revoke your proxy at any time before it is exercised by:

●	delivering written notification of your revocation to our secretary;

●	delivering another proxy bearing a later date; or

●	voting in person at the Annual Meeting.

Please note that your attendance at the Annual Meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and New York law. The presence, in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. In certain instances, shares which are not considered present and entitled to vote on a particular matter will count for purposes of determining the presence of a quorum. For example, a proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“shareholder withholding”), or that the shareholder is abstaining, with respect to a particular matter. Similarly, a broker may not be permitted to vote (“broker non-vote”) with respect to shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the shares. The shares which are not being voted on a particular matter due to either shareholder withholding, abstention, or broker non-vote will not be considered shares present and entitled to vote on that matter but will count for purposes of determining the presence of a quorum if the shares are being voted with respect to any other matter at the Annual Meeting. If the proxy indicates that the shares are not being voted on any matter at the Annual Meeting, the shares will not be counted for purposes of determining the presence of a quorum.

How many votes are needed for approval of each matter?

The election of the director nominees (Proposal 1). Under Section 614(a) of the New York Business Corporation Law, the election of a director nominee requires the affirmative vote of a plurality of the issued and outstanding shares of the Company’s common stock, represented in person or by proxy at the Annual Meeting and entitled to vote thereon. “Plurality” means that the individual who receives the largest number of votes cast “FOR” is elected as director. Consequently, any shares not voted “FOR” such nominee, whether as a result of a direction of the shareholder to withhold authority, abstentions, or a broker non-vote, will not have any effect on the election.

Amendment of the 2016 Plan (Proposal 2). Under Section 614(b) of the New York Business Corporation Law and Section 8 of the Company’s bylaws, approval of amendment of the 2016 Plan requires the affirmative vote of a majority of the votes cast with respect to such proposal at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon. Abstentions and broker non-votes will not be counted in determining the number of votes required for a majority and will therefore have no effect on the outcome of this matter.

Advisory approval of executive compensation “Say on Pay” (Proposal 3). The results of the Say on Pay vote are advisory and non-binding on our board of directors. Under Section 614(b) of the New York Business Corporation Law and Section 8 of the Company’s bylaws, the affirmative vote of a majority of the votes cast with respect to such proposal at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon will constitute the shareholders’ non-binding approval of our current executive compensation and related policies and procedures. Abstentions and broker non-votes will not be counted in determining the number of votes required for a majority and will therefore have no effect on the outcome of this matter.

Ratification of independent registered public accounting firm (Proposal 4). Under Section 614(b) of the New York Business Corporation Law and Section 8 of the Company’s bylaws, ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, must be approved by a majority of the votes cast at the Annual Meeting with respect to such proposal at the Annual Meeting by the holders of shares present in person or represented by proxy and entitled to vote thereon. Abstentions will not be counted in determining the number of votes required for a majority and will therefore have no effect on the outcome of this matter. Brokerage firms do have authority to vote customers’ shares on this proposal in the absence of instructions from the beneficial owner of the shares. To the extent any brokerage firms do not vote on this proposal, such broker non-votes will not have any effect on the outcome of this matter.

PROPOSAL 1 — ELECTION OF DIRECTOR NOMINEES

Our board of directors is divided into three classes with one class of directors typically being elected in each year and each class serving a three-year term. The term of office of our Class I directors expires at this year’s Annual Meeting. Our current Class I directors are Terry Stinson and Richard Caswell. The term of office of our Class II directors expires at the 2024 Annual Meeting. Our two Class II director seats are currently vacant. The term of office of our Class III directors, Carey Bond, Michael Faber, and Dorith Hakim, expires at the 2025 Annual Meeting.

Our board of directors has nominated Messrs. Stinson and Caswell for re-election as Class I directors. Unless otherwise specified by you when you give your proxy, the shares subject to your proxy will be voted “FOR” the election of Messrs. Stinson and Caswell. In case either director nominee becomes unavailable for election to our board of directors, an event which is not anticipated, the proxy holders, or their substitutes, shall have full discretion and authority to vote or refrain from voting your shares for any other person in accordance with their best judgment. Biographical information about the director nominees and our entire board of directors can be found under the heading “Directors, Executive Officers, and Corporate Governance” below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

“FOR” THE DIRECTOR NOMINEES

 [Remainder of Page Intentionally Left Blank]

PROPOSAL 2 — AMENDMENT OF 2016 PLAN

In this proposal, we are asking shareholders to approve two amendments to the 2016 Plan. The 2016 Plan reserves 1,400,000 shares of common stock for issuance to employees, officers, directors, and consultants, in accordance with the plan’s terms. The compensation and human resources committee of our board of directors (“Compensation and Human Resources Committee”) has recommended an increase of 800,000 shares of common stock, from 1,400,000 shares to 2,200,000 shares, to be available under the 2016 Plan (the “Plan Share Increase”). The 2016 Plan also provides that no participant may be granted options and/or stock appreciation rights with respect to more than 100,000 shares of common stock in the aggregate or any other awards for more than 50,000 shares of common stock in the aggregate and that a non-employee director may not be granted awards covering more than 50,000 shares of common stock in any calendar year. The Compensation and Human Resources Committee has recommended maintaining the 2016 Plan’s annual 100,000 share limit on grants of options and/or stock appreciation rights and annual 50,000 share limit of awards to a non-employee director and increasing the annual limit on grants of other awards from 50,000 shares to 125,000 shares (the “Annual Limit Increase”).

On April 25, 2023, our board of directors approved and adopted, subject to the approval of our shareholders at the Annual Meeting, the amendments to the 2016 Plan described above.

Reasons for the Amendments

The Company believes its personnel are our most valuable assets. Offering a broad-based equity incentive compensation program is vital to our ability to attract and retain the most highly skilled people in the Company’s industry which is critical to our success. In addition, the Company believes that personnel who have a stake in the future success of our business become highly motivated to achieve the Company’s long-term business goals and to expend maximum effort in the creation of shareholder value, thereby linking the interests of such individuals with those of shareholders generally.

As of the record date, the Company has granted, net of forfeitures, awards to purchase 1,376,642 out of the 1,400,000 shares presently available under the 2016 Plan. Without additional shares, we do not have sufficient shares under the 2016 Plan to meet our incentive stock compensation needs. Additionally, without the Annual Limit Increase, the Company may not be able to provide a competitive level of long-term stock based compensation to key personnel. If the amendments are not approved, we may be compelled to significantly increase the cash component of our incentive compensation programs which, over time, may dilute the alignment between the interests of our personnel as compared to our shareholders. Replacing equity awards with cash would also increase our cash compensation expense and reduce cash available to fund the Company’s operations and growth. Our board of directors believes that increased capacity to make equity awards is essential to the Company’s growth, and therefore in the best interest of our shareholders.

In determining the number of shares to request for approval by our shareholders, our management team worked with the Compensation and Human Resources Committee to evaluate a number of factors, including our recent share usage and our stock price trends. The increase of 800,000 shares represents approximately 6.4% of our outstanding common stock, for an aggregate market value of $2,832,000, based on the closing price of $3.54 per share as reported by the NYSE American exchange of our common stock on April 21, 2023, the record date for the Annual Meeting. We currently anticipate that the 800,000 additional shares, combined with the remaining shares available for future awards, will last for about two years based on our recent grant rates and the approximate current share price, but could last for a shorter or longer period of time if actual compensation practice does not match recent rates or if our share price changes materially. We recognize that equity compensation awards dilute shareholder equity and we carefully manage our equity incentive compensation to be both competitive and consistent with market practices as well as mindful of shareholder interests.

Why you should Vote to Approve the Amendments

We manage our equity award use carefully.

We have three equity incentive plans: the Performance Equity Plan 2000, the Performance Equity Plan 2009, and the 2016 Long-Term Incentive Plan. The total number of shares of common stock subject to awards granted in the last three years has, on average, been 2.0% of the weighted average number of shares of our common stock outstanding during the corresponding year.

The following table provides certain information regarding our share usage under each of our incentive plans.

As of April 21, 2023 (Annual Meeting Record Date)
Number of shares of common stock subject to outstanding full value awards	158,180
Number of shares of common stock available under the 2000 Plan	—
Number of shares of common stock available under the 2009 Plan	2,364
Number of shares of common stock available under the 2016 Plan	23,359
Burn Rate(1)	2.0%
Adjusted Burn Rate(2)	3.0%

____________________________________

(1)	“Burn Rate” refers to how many shares are subject to awards that we granted during the last three years in relation to the weighted average number of shares of common stock issued and outstanding during that period.

(2)	“Adjusted Burn Rate” gives effect to a 1.5x multiplier for grants of restricted stock and RSUs made under the 2016 Plan.

Focus on performance-based equity awards.

Generally, fifty percent of the equity awards made to our executive officers each year are subject to performance-based vesting requirements, with the remaining fifty percent subject to time-based vesting over four years. Our performance metrics typically focus on the achievement of financial targets such as net income, bank debt minus cash and accounts payable delinquency which we believe aligns our executives’ pay with the Company’s financial results and the creation of shareholder value. Equity-based compensation paid to our non-employee directors vests over one year.

We have implemented compensation and governance best practices.

The 2016 Plan includes provisions that are designed to protect our shareholders’ interests and to reflect compensation and corporate governance best practices, including:

✓	management independence: the Compensation and Human Resources Committee, a committee of our board of directors which is composed entirely of independent directors, manages the 2016 Plan and approves grants made to executive officers and directors;

✓	vesting: vesting period of awards is typically four years;

✓	limited share recycling: shares of common stock subject to awards that are forfeited or terminated will be available for future award grants, but shares that are reacquired or withheld to satisfy the exercise or purchase price of an award are not available for future award grants;

✓	“multiplier” for full value awards: awards of restricted stock, restricted stock units, and other full value stock-based awards count against the plan limit at 1.5x for every share granted;

✓	no evergreen provision: shareholder approval is required to increase the number of shares available for grant;

✓	forfeiture: awards are generally subject to forfeiture or clawback;

✓	options priced at fair market value: the exercise price of options may not be less than the fair market value of the underlying common stock on the date of grant;

✓	no repricing: repricing and cash-out of underwater awards is not permitted without shareholder approval.

Summary of the 2016 Plan

The following is a summary of the principal features of the 2016 Plan. This summary is qualified in its entirety by reference to the full text of the 2016 Plan which is incorporated by reference to Exhibit 10.2 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 which may be found on the SEC’s Edgar website at www.sec.gov/Archives/edgar/data/889348/000138713121004535/ex10-2.htm. The only changes to the 2016 Plan that would be implemented by shareholder approval of the current proposal is to increase the number of shares of common stock eligible for issuance thereunder by 800,000 shares from 1,400,000 shares to 2,200,000 shares and to effect the Annual Limit Increase.

Administration

The 2016 Plan is administered by the Compensation and Human Resources Committee. Subject to the provisions of the 2016 Plan, the Compensation and Human Resources Committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Stock Subject to the 2016 Plan

Assuming shareholder approval of the amendments to the 2016 Plan, and not considering any grants made or which may be made between the record date and the date of the Annual Meeting, we will have 823,359 shares of common stock available for grant under the 2016 Plan.

Full Value Awards.  Any shares of common stock granted in connection with awards other than stock options and stock appreciation rights are counted against the number of shares reserved for issuance under the 2016 Plan as one and one-half shares of common stock for every one share of common stock granted in connection with such award. Any shares of common stock granted in connection with stock options and stock appreciation rights are counted against the number of shares reserved for issuance under the 2016 Plan as one share for every one share of common stock issuable upon the exercise of such stock option or stock appreciation right awarded.

Award Limitation.  No participant may be granted options and/or stock appreciation rights with respect to more than 100,000 shares of common stock in the aggregate or incentive bonuses for more than $500,000 in the aggregate, in any calendar year. A non-employee director may not be granted awards covering more than 50,000 shares of common stock in any calendar year. Assuming shareholder approval of the amendments to the 2016 Plan, the annual limit on grants of other awards will be increased from 50,000 shares to 125,000 shares.

Limited Recycling Provision.  Shares of common stock subject to awards that are forfeited or terminated will be available for future award grants under the 2016 Plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock, or if a holder arranges to have the appropriate number of shares otherwise issuable to him withheld to cover the withholding tax liability associated with the exercise of a stock option or the grant of shares of restricted stock, restricted stock units, or other full-value awards, the shares surrendered by the holder or withheld by the Company will not be available for future award grants under the 2016 Plan.

Eligibility

We may grant awards under the 2016 Plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to us and who are deemed to have contributed, or to have the potential to contribute, to our success. An “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), may be granted under the 2016 Plan only to a person who, at the time of the grant, is an employee of ours.

Types of Awards

Options. The 2016 Plan provides both for incentive stock options, and for options not qualifying as incentive options, both of which may be granted with any other stock based award under the 2016 Plan. The Compensation and Human Resources Committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our common stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of common stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of our plans), measured at the date of the grant, may not exceed $100,000 or such other amount as may be subsequently specified under the Code or the regulations thereunder.

Incentive stock options generally may only be exercised within a period not to exceed ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the Compensation and Human Resources Committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.

Generally, stock options granted under the 2016 Plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable, during the holder’s lifetime, only by the holder, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the Compensation and Human Resources Committee, may transfer a non-qualified stock option by gift to a family member of the holder, by domestic relations order to a family member of the holder, or by transfer to an entity in which more than 50% of the voting interests are owned by the holder or family members of the holder in exchange for an interest in that entity.

Generally, if the holder is an employee, no stock options granted under the 2016 Plan may be exercised by the holder unless he/she is employed by us or a subsidiary of ours at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability, the holder may still exercise his or her vested stock options for a period of 12 months or such other greater or lesser period as the Compensation and Human Resources Committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter.

Similarly, should a holder die while employed by us, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the Compensation and Human Resources Committee may determine or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated due to normal retirement, the holder may still exercise his vested stock options for a period of 12 months from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated by us without cause, then the portion of any stock option that is vested on the date of termination may be exercised for the lesser of three months after termination of employment, or such other greater or lesser period as the Compensation and Human Resources Committee may determine but not beyond the balance of the stock option’s term.

Stock Appreciation Rights. Under the 2016 Plan, we may grant stock appreciation rights to plan participants who have been, or are being, granted stock options under the 2016 Plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash, or we may grant them alone and unrelated to an option. In conjunction with nonqualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right will not affect the number of shares of common stock available for awards under the 2016 Plan. The number of shares available for awards under the 2016 Plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock. Under the 2016 Plan, we may award shares of restricted stock either alone or in addition to other awards granted under the 2016 Plan. The Compensation and Human Resources Committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Restricted stock awarded under the 2016 Plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of, other than to us, during the applicable restriction period. In order to enforce these restrictions, the 2016 Plan requires that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. Other than regular cash dividends and other cash equivalent distributions as we may designate, pay, or distribute, we will retain custody of all distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a shareholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as we may designate, pay, or distribute on the restricted stock and the right to vote the shares.

Restricted Stock Units. Under the 2016 Plan, we may award restricted stock units, which are an unfunded, unsecured right to receive, on the applicable settlement date, one share or an amount in cash or other consideration determined by the Compensation and Human Resources Committee to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions. Restricted stock units may be awarded either alone or in addition to other awards granted under the 2016 Plan. The Compensation and Human Resources Committee determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to deferral or forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock units. The holder will have no rights of a shareholder with respect to shares subject to any restricted stock unit unless and until the shares are delivered in settlement of the restricted stock unit. If the Compensation and Human Resources Committee provides, a grant of restricted stock units may provide the holder with the right to receive dividend equivalents. Dividend equivalents may be paid currently or credited to an account for the holder, settled in cash or shares and subject to the same restrictions on transferability and forfeitability as the restricted stock units with respect to which the dividend equivalents are granted.

Other Stock-Based Awards. Under the 2016 Plan, we may grant other stock-based awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the 2016 Plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. These other stock-based awards may include performance shares or options, whose award is tied to specific performance criteria. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the 2016 Plan or any of our other plans.

Incentive Bonuses. Under the 2016 Plan, we may grant incentive bonuses that confer upon the holder the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance goals for a performance period established by the Compensation and Human Resources Committee. The terms of any incentive bonus will be set forth in an agreement. Each agreement evidencing an incentive bonus shall contain provisions regarding (i) the target and maximum amount payable to the holder as an incentive bonus, (ii) the performance goal(s) and level of achievement versus the performance goal(s) that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the incentive bonus prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the 2016 Plan as may be determined from time to time by the Compensation and Human Resources Committee.

The Compensation and Human Resources Committee establishes the performance goal(s) and level of achievement versus the performance goal(s) that shall determine the target and maximum amount payable under an incentive bonus. These incentive bonuses may be awarded either alone, in addition to, or in tandem with any other awards under the 2016 Plan or any of our other plans.

Accelerated Vesting and Exercisability. If any one person, or more than one person acting as a group, acquires the ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of the stock of the Company, and the Company’s board of directors does not authorize or otherwise approve such acquisition, then the vesting periods of any and all stock options and other awards granted and outstanding under the 2016 Plan shall be accelerated and all such stock options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all common stock subject to such stock options and awards on the terms set forth in the 2016 Plan and the respective agreements respecting such stock options and awards, and all performance goals will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property is not treated as an acquisition of stock.

The Compensation and Human Resources Committee may, in the event of an acquisition by any one person, or more than one person acting as a group, together with acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, or if any one person, or more than one person acting as a group, acquires the ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of the stock of the Company, which has been approved by the Company’s board of directors, (i) accelerate the vesting of any and all stock options and other awards granted and outstanding under the 2016 Plan, or (ii) require a holder of any award granted under the 2016 Plan to relinquish such award to the Company upon the tender by the Company to the holder of cash, stock or other property, or any combination thereof, in an amount equal to the repurchase value of such award; provided, however, that the obligation to tender the repurchase value to such holders may be subject to any terms and conditions to which the tender of consideration to the Company’s shareholders in connection with the acquisition is subject, including any terms and conditions of the acquisition providing for an adjustment to or escrow of such consideration; and provided, further, that in the case of any stock option or stock appreciation right with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the acquisition, the Compensation and Human Resources Committee may cancel the stock option or stock appreciation right without the payment of consideration therefor; and/or (iii) terminate all incomplete performance periods in respect of awards in effect on the date the acquisition occurs, determine the extent to which performance goals have been met based upon such information then available as it deems relevant and cause to be paid to the holder all or the applicable portion of the award based upon the Compensation and Human Resources Committee’s determination of the degree of attainment of performance goals, or on such other basis determined by the Compensation and Human Resources Committee. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding any provisions of the 2016 Plan or any award granted thereunder to the contrary, no acceleration shall occur with respect to any award to the extent such acceleration would cause the 2016 Plan or an award granted thereunder to fail to comply with Code Section 409A.

Repurchases. The Compensation and Human Resources Committee may at any time offer to repurchase a stock option previously granted, at a purchase price not to exceed the repurchase value and under such terms and conditions as the Compensation and Human Resources Committee shall establish and communicate to the holder of stock at the time of the offer.

Other Limitations. The Compensation and Human Resources Committee may not modify or amend any outstanding option or stock appreciation right to reduce the exercise price of such option or stock appreciation right, as applicable, below the exercise price as of the date of grant of such option or stock appreciation right. In addition, no payment of cash or other property having a value greater than the repurchase value may be made, and no option or stock appreciation right with a lower exercise price may be granted in exchange for, or in connection with, the cancellation or surrender of an option or stock appreciation right. However, under the 2016 Plan, upon a change in the number of shares of our common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock forward split or reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the terms of the outstanding award may be proportionately adjusted.

Withholding Taxes

Upon the exercise of any award granted under the 2016 Plan, the holder may be required to remit to us an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of common stock.

Term and Amendments

Unless terminated by our board of directors, the 2016 Plan shall continue to remain effective until no further awards may be granted and all awards granted under the 2016 Plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until June 28, 2026, which is ten years from the date of shareholder approval of the 2016 Plan. Our board of directors may at any time, and from time to time, amend the 2016 Plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the 2016 Plan without the holder’s consent.

Federal Income Tax Consequences

The following discussion of the federal income tax consequences of participation in the 2016 Plan is only a summary of the general rules applicable to the grant and exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the 2016 Plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

Incentive Stock Options. Participants will recognize no taxable income upon the grant of an incentive stock option. The participant generally will realize no taxable income when the incentive stock option is exercised. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant’s taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. We will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long-term capital gain or long-term capital loss, as the case may be, if the shares are capital assets.

If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above, the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price paid for the shares; and we will qualify for a deduction equal to any amount recognized, subject to the possible limitation imposed by Section 162(m) of the Code that the requirement that the compensation be reasonable.

Non-Qualified Stock Options. With respect to non-qualified stock options:

●	upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of our common stock on the date of grant;

●	upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and we will qualify for a deduction in the same amount, subject to the possible limitations imposed by Section 162(m) of the Code and the requirement that the compensation be reasonable; and

●	we will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long-term capital gain or loss, depending upon the length of time that the participant held the shares.

If the shares acquired upon exercise of a non-qualified stock option are subject to a substantial risk of forfeiture, the participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless the participant timely files under Section 83(b) of the Code to elect to be taxed on the receipt of shares, and we generally will qualify for a corresponding deduction at that time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount, if any, paid for the shares.

Stock Appreciation Rights. Upon the grant of a stock appreciation right, the participant recognizes no taxable income and we receive no deduction. The participant recognizes ordinary income and we receive a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon the exercise.

Restricted Stock. A participant who receives restricted stock will recognize no income on the grant of the restricted stock and we will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. A participant’s shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The holding period to determine whether the participant has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

Whether or not the participant makes an election under Section 83(b), we generally will qualify for a deduction, subject to the possible limitations imposed by Section 162(m) of the Code and the reasonableness of compensation requirement, equal to the amount that is taxable as ordinary income to the participant, in the taxable year in which the income is included in the participant’s gross income. The income recognized by the participant will be subject to applicable withholding tax requirements.

Dividends paid on restricted stock that is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by us subject to the possible limitations imposed b Section 162(m) of the Code and the reasonableness requirement. If, however, the participant makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant, but will not be deductible by us.

Restricted Stock Units. A participant who receives restricted stock units generally will recognize no income upon the grant of restricted stock units. Instead, a participant will recognize as ordinary income, and we generally will receive a corresponding deduction, any cash delivered and the fair market value of any common stock delivered in payment of an amount due under the restricted stock unit. The income recognized by the participant will be subject to applicable withholding tax requirements. Upon selling any common stock received by a participant in payment of an amount due under a restricted stock unit, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the common stock and the participant’s tax basis in the common stock (i.e., the ordinary income recognized by the participant).

Other Stock-Based Awards. The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

Certain Awards Deferring or Accelerating the Receipt of Compensation. Section 409A of the Code imposes certain requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these requirements, then all compensation deferred under the 2016 Plan may become immediately taxable, and further may subject a participant to the imposition of an additional 20% tax and the possible imposition of interest and penalties. Stock appreciation rights and deferred stock awards that may be granted under the 2016 Plan may constitute deferred compensation subject to the Section 409A requirements.

It is our intention that any award agreement governing awards subject to Section 409A will comply with these rules.

New Plan Benefits

The benefits or amounts that will be received by or allocated to any executive officers or employees under the 2016 Plan are not currently determinable since no specific grants have been made.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
“FOR” THE AMENDMENTS TO THE 2016 PLAN

PROPOSAL 3 – SAY ON PAY

At the Annual Meeting, shareholders will vote on the following resolution:

RESOLVED, that the shareholders of CPI Aerostructures, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Summary Compensation Table and the related compensation tables, notes, and narrative in the proxy statement for the Company’s 2023 Annual Meeting of Shareholders.

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and rules promulgated by the SEC thereunder, enable our shareholders to vote to approve, on an advisory basis, the compensation of our Chief Executive Officer and our two highest-paid executive officers other than the Chief Executive Officer (collectively, our “Named Executive Officers”) as disclosed in this proxy statement in accordance with the SEC’s rules. Our compensation policies are intended to ensure that executive compensation is competitive yet reasonable, supportive of organizational objectives and shareholder interests, and designed to align the interests of executive officers with the Company’s long-term performance and increase shareholder value. An explanation of our policies and procedures in determining executive compensation is found below under the heading “Executive Officer Compensation” and specific information regarding the current compensation of our Named Executive Officers is found in the compensation tables included below.

The Say on Pay vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. We believe that the executive compensation as disclosed in our tabular disclosures and other narrative executive compensation disclosure in this proxy statement aligns with our compensation policies.

The Say on Pay vote is advisory, and therefore not binding on the Company, our board of directors, or the Compensation and Human Resources Committee. Although non-binding, our board of directors and the Compensation and Human Resources Committee will carefully review and consider the voting results when evaluating our executive compensation program. At the 2018 annual meeting, the Company’s shareholders approved, on an advisory basis, that future advisory resolutions on the Company’s named executive officer compensation be conducted every year. The Company considered the outcome of this advisory vote and determined that the Company will conduct annual Say-on-Pay resolutions until the next advisory shareholder vote on this matter is required under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or until our board of directors otherwise determines that a different frequency for such votes is in the best interest of the Company’s shareholders. As a matter of policy, the Compensation and Human Resources Committee has decided to take into consideration the results of the most recent Say on Pay vote when making compensation decisions and reviewing its compensation policies and practices.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE APPROVAL OF THE COMPANY’S COMPENSATION

OF ITS NAMED EXECUTIVE OFFICERS

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent registered public accounting firm that audits our financial statements. The Audit and Finance Committee has selected RSM US LLP (“RSM”) as our independent registered public accounting firm for 2023. The Audit and Finance Committee annually reviews the independence and performance of our independent registered public accounting firm in deciding whether to retain the firm or engage a different independent registered public accounting firm. This review includes, among other things, consideration of historical and recent performance on our audit, the firm’s capability, and expertise in handling the breadth and complexity of our operations, the appropriateness of fees for audit and non-audit services, both on an absolute basis and as compared to its peer firms, and independence and tenure as our independent registered public accounting firm.

We propose that shareholders ratify the appointment of RSM as our independent registered public accounting firm for the fiscal year ending December 31, 2023. We expect that representatives of RSM will be present at the Annual Meeting and that they will be available to respond to appropriate questions submitted by shareholders at the Annual Meeting. RSM will have the opportunity to make a statement if they desire to do so.

The audit report of RSM on the consolidated financial statements of the Company and its subsidiaries as of and for the year ended December 31, 2022 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the year ended December 31, 2022, there were no (a) disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to RSM’s satisfaction, would have caused RSM to make reference to the subject matter thereof in connection with its report for such year; or (b) reportable events (as defined in Regulation S-K Item 304(a)(1)(v) under the Exchange Act).

The following fees were paid to RSM for services rendered in the years ended December 31, 2021 and December 31, 2022:

	Year Ended December 31,
	2021	2022
Audit Fees	$378,000 (1)	$454,650 (2)
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$378,000	$454,650

____________________________________

(1)	Audit fees consist of fees billed for professional services by RSM for the audit of the Company’s consolidated financial statements for the year ended December 31, 2021, and the review of the Company’s consolidated financial statements for the quarters ended June 30, 2021, and September 30, 2021, as well as services related to those engagements normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit fees consist of fees billed or expected to be billed for professional services by RSM for the audit of the Company’s consolidated financial statements for the year ended December 31, 2022, and the review of the Company’s consolidated financial statements for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, as well as services related to those engagements normally provided in connection with statutory and regulatory filings or engagements.

In accordance with Section 10A(i) of the Exchange Act, before we engage our independent registered public accounting firm to render audit or non-audit services, the engagement is approved by our Audit and Finance Committee. Our Audit and Finance Committee approved all the fees referred to in the row titled “Audit Fees” in the table above.

On November 24, 2021, the Audit and Finance Committee approved the engagement of RSM as its principal accountants for the fiscal year ending December 31, 2021. The Audit and Finance Committee dismissed CohnReznick, LLP (“CohnReznick”), which previously served as the Company’s independent auditors, upon completion of their review of the Company’s consolidated financial statements as of and for the quarter ended March 31, 2021. The audit report of CohnReznick on the restated consolidated financial statements of the Company and its subsidiaries as of and for the years ended December 31, 2020 and 2019 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2020 and 2019 and for the period January 1, 2021 through November 24, 2021, there were no (a) disagreements with CohnReznick on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to CohnReznick’s satisfaction, would have caused CohnReznick to make reference to the subject matter thereof in connection with its report for such year; or (b) reportable events (as defined in Regulation S-K Item 304(a)(1)(v) under the Exchange Act).

During the years ended December 31, 2021 and 2020, the Company did not consult with RSM regarding either: (i) the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Regulation S-K, Item 304(a)(1)(iv) under the Exchange Act and the related instructions) or reportable events (as defined in Regulation S-K, Item 304(a)(1)(v) under the Exchange Act).

Ratification by the shareholders of the appointment of an independent registered public accounting firm is not required, but our board of directors believes that it is desirable to submit this matter to our shareholders. If a majority of the votes cast at the Annual Meeting do not ratify the selection of RSM, the selection of an independent registered public accounting firm will be reconsidered by our Audit and Finance Committee. Even if the appointment is ratified, our Audit and Finance Committee, at its discretion, may change the appointment at any time if it determines that doing so would be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” RATIFICATION OF THE APPOINTMENT OF RSM US LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

Information about Directors and Executive Officers

Our directors, director nominees, and executive officers are as follows:

Name	Age	Director Since	Position and Board Committees
Carey Bond	62	2016	Vice Chairman of the Board of Directors Compensation and Human Resources Committee (Chair), Nominating and Corporate Governance Committee, Strategic Planning Committee, Oversight Committee (Chair)
Richard S. Caswell	64	2020	Director, Audit and Finance Committee (Chair), Oversight Committee
Andrew L. Davis	55	—	Chief Financial Officer and Secretary
Michael Faber	63	2013	Director, Audit and Finance Committee, Nominating and Corporate Governance Committee (Chair)
Dorith Hakim	58	2022	Chief Executive Officer, President, and Director
Terry Stinson	81	2014	Chairman of the Board of Directors, Compensation and Human Resources Committee, Strategic Planning Committee

We believe that it is necessary for each of our directors to possess qualities, attributes, and skills that contribute to a diversity of views and perspectives among the directors and enhance the overall effectiveness of our board of directors. As described below under “Nominating and Corporate Governance Committee Information — Guidelines for Selecting Director Nominees,” the nominating and corporate governance committee of our board of directors (“Nominating and Corporate Governance Committee”) considers all factors it deems relevant when evaluating prospective candidates or current members of our board of directors for nomination to our board of directors, as prescribed in the committee’s written charter and established guidelines and the Company’s corporate governance guidelines. All of our directors bring to the board of directors leadership experience derived from past service. They also all bring a diversity of views and perspectives derived from their individual experiences working in a range of industries and occupations, which provide our board of directors, as a whole, with the skills and expertise that serve the needs of the Company. The following skills matrix shows the diverse range of experience our directors provide to our Company.

	Qualifications			Experience
	Executive Leadership	Public Company Director	Audit Committee Financial Expert(1)	Law	M&A	Corporate Governance and Supervision	Aerospace Industry Experience
Carey Bond	✓				✓	✓	✓
Richard Caswell	✓		✓		✓	✓	✓
Michael Faber	✓		✓	✓	✓	✓
Dorith Hakim	✓				✓	✓	✓
Terry Stinson	✓	✓			✓	✓	✓

____________________________________

(1)	Indicates Audit and Finance Committee members who meet the criteria of an “Audit Committee Financial Expert” under applicable SEC rules.

Certain individual experiences, qualifications, and skills of our directors that contribute to the board of directors’ effectiveness as a whole are described in the biographies set forth below.

Carey E. Bond is the Non-Executive Vice Chairman of the board of directors, a position which he has held since August 2020. Mr. Bond has been a director since December 2016, chair of our Compensation and Human Resources Committee since June 2019, and chair of our Oversight Committee since March 2020. Mr. Bond’s career as a corporate executive in the aviation industry has spanned over 30 years, where he has held successful leadership roles in several areas such as aircraft development and production, sales, service, and profit and loss ownership. Mr. Bond spent 10 years at Sikorsky Aircraft Corporation, a corporation specializing in designing, manufacturing and servicing helicopters, as Vice President, Corporate Strategy, Chief Marketing Officer, and President, Commercial Systems and Services. Mr. Bond currently serves on the board of directors of NWI Aerostructures and NWI Precision, business units of Stony Point Group, a conglomerate of privately held aerospace companies. Mr. Bond has also served on the board of directors of domestic and international companies, namely Shanghai Sikorsky Aircraft Company Limited, New Eclipse Aerospace, and PZL Mielec Aircraft Company. Mr. Bond holds a Masters of Business Administration from Texas Christian University. Mr. Bond brings to our board of directors a seasoned expertise in the aerospace industry, an internationally-minded approach to business development, and general business acumen.

Richard S. Caswell has been a director since November 2020. Mr. Caswell served as a senior advisor of Bombardier Inc. from 2015-2020. From 1993-2015, Mr. Caswell served in several senior finance roles at United Technologies Corporation (now Raytheon Technologies Corporation, NYSE: RTX), including as Chief Financial Officer and Vice President, Finance of the Power, Controls & Sensing Systems segment of United Technologies Aerospace Services, as Chief Financial Officer and Vice President, Finance of Sikorsky Aircraft, and as Chief Financial Officer of Pratt & Whitney Canada. Previously, from 1983-1993, Mr. Caswell worked at Price Waterhouse (now PricewaterhouseCoopers), where he was a certified public accountant and where he held positions of increasing responsibility from staff auditor to senior audit manager. Mr. Caswell received a B.A. in economics from Alfred University and an M.S. in accounting from Syracuse University. Mr. Caswell brings to our board of directors a substantial financial background and extensive experience in financial planning, mergers and acquisitions, U.S. government contracting, tax and accounting matters.

Andrew L. Davis has been employed by the Company since May 2021 and was appointed as our Chief Financial Officer and Secretary in October 2021. From 2017 to 2020, Mr. Davis served as Chief Financial Officer of Altice Technical Services, a division of Altice USA, Inc. (NYSE:ATUS), one of the largest broadband communications and video services providers in the U.S. From 2007 to 2017, Mr. Davis worked at Emerson Radio Corporation, an NYSE-listed distributor of consumer electronics, first as vice president of finance and corporate controller and then as executive vice president and chief financial officer, a position he held for more than six years. Mr. Davis holds a Master of Business Administration degree from University of Connecticut in finance and a Bachelor of Business Administration degree in accounting from Iowa State University.

Michael Faber has been a director since August 2013 and chair of our Nominating and Corporate Governance Committee since June 2014. Since 1996, Mr. Faber has served as Chief Executive Officer of NextPoint Management Company, Inc., an investment and strategic advisory firm, advising family offices on a variety of issues, including asset manager selection and oversight, direct investing, and trust and estates. Additionally, Mr. Faber currently serves as a lead director of Invesque, Inc., a director of Capitalworks Emerging Markets Acquisition Corp., as a senior advisor to a family office with more than $2 billion in assets and as a director or senior advisor to a number of private companies and asset management firms. From 1990 to 2008, Mr. Faber was a General Partner of the NextPoint and Walnut family of investment funds, focusing on private equity, venture capital, and structured investments. Previously, Mr. Faber was a senior advisor to the law firm of Akerman, of counsel to the law firm of Mintz Levin, an attorney with the law firm of Arnold & Porter, and a senior consultant to The Research Council of Washington, the predecessor to The Corporate Executive Board Company. Mr. Faber has served on audit and compensation committees for a number of companies. Mr. Faber is an honors graduate and John M. Olin Fellow of the University of Chicago Law School and attended the Johns Hopkins University School of International Studies and the State University of New York. Mr. Faber brings to our board of directors his legal and financial expertise as well as his years of investment and general business experience.

Dorith Hakim has been our Chief Executive Officer, President and a director since March 2022. From March 2018 to August 2021, Ms. Hakim served as Group Vice President of Parker Hannifin Aerospace where she directed global supply chain for 11 divisions, 25 manufacturing sites and two joint ventures and was accountable for $1.9 billion of spending. From July 2017 to February 2018, Ms. Hakim was Vice President, Corporate Program Management and Operations Excellence at Triumph Group Inc. (“Triumph”) where she was responsible for implementing best practices in Program Management, delivery, and quality performance as well as continuous improvement for four divisions. From June 2016 to July 2017, Ms. Hakim was Vice President, Program Management Precision Components at Triumph responsible for major programs within seven operating companies and 22 sites, overseeing delivery and quality performance, proposal estimating, and customer contract negotiations. Ms. Hakim was employed by Sikorsky Aircraft Inc. as their Director of Aftermarket Operations from June 2015 to April 2016, where she directed overhaul and repair facilities, customer service, order management, material forecasting, forward stocking locations and material delivery functions supporting aircraft after delivery. From August 2010 to June 2015, Ms. Hakim was President and General Manager of Sikorsky Global Helicopters, Inc. where she managed fully integrated profit and loss including operations, continuous improvement, engineering, supply chain, facilities, health and safety, finance, and human resources to support the final assembly and flight operations for the S-92®, S-76®; and Light Helicopter product lines and managed the completion center for all Sikorsky commercial aircraft. From November 2009 to August 2010, Ms. Hakim was Chief Procurement Officer at Vought Aircraft Inc. (“Vought”), where she was head of supply chain with an over $1 billion budget across six sites and two subsidiaries. From February 2009 to October 2009, Ms. Hakim was Director, Supply Chain Management-Integrated Aerosystems Division at Vought. Ms. Hakim also served in a number of capacities at Bell Helicopter for over 21 years including as a Program Director of helicopter product lines and as a Director of strategic sourcing and supply chain management. Ms. Hakim is currently on the Board of Governors and the Finance Committee of Aerospace Industries Association and is on the Board of Directors of Long Island Association. Ms. Hakim earned an Executive Master of Business Administration from Texas Christian University and a Bachelor of Arts, Business Administration and Finance from H.E.C. at the University of Montreal. She is certified as Six Sigma Black Belt and has received several executive leadership certifications. Ms. Hakim brings to our board of directors extensive experience in the aerospace industry and, among other things, expertise in program, product, supply chain, operations, manufacturing, and customer management.

Terry Stinson is the Non-Executive Chairman of the Board, a position which he has held since November 2018. Mr. Stinson was the chair of the compensation committee of the board from June 2014 until June 2018 and has been a director since June 2014. Mr. Stinson is Chief Executive Officer of his own consulting practice, Stinson Consulting, LLC, a position he has held since 2001. Stinson Consulting is engaged in strategic alliances and marketing for the aerospace industry. From January 2013 until May 31, 2014, he served as Executive Vice President of AAR CORP., an international, publicly traded aerospace manufacturing and services company. Mr. Stinson currently serves as an independent consultant to AAR CORP. From August 2007 until January 2013, Mr. Stinson served as Group Vice President of AAR CORP. From 2002 to 2005, Mr. Stinson served as Chief Executive Officer of Xelus, Inc., a collaborative enterprise service management solution company. From 1998 to 2001, Mr. Stinson was Chairman and Chief Executive Officer of Bell Helicopter Textron Inc., the world’s leading manufacturer of vertical lift aircraft, and served as President from 1996 to 1998. From 1991 to 1996, Mr. Stinson served as Group Vice President and Segment President of Textron Aerospace Systems and Components for Textron Inc. From 1986 to 1996, he was President of the Hamilton Standard division of United Technologies Corporation, a defense supply company. Mr. Stinson previously served as a director of Lennox International Inc., a company engaged in the design and manufacture of heating, ventilation, air conditioning, and refrigeration products, serving on such company’s Board Governance, Compensation, and Human Resources Committees. Mr. Stinson previously served as a director of Triumph Group, Inc., a company engaged in the manufacturing and repair of aircraft components, subassemblies, and systems, from September 2003 to March 2008. As a former senior executive of two Fortune 500 companies, Mr. Stinson contributes to our board of directors his extensive management and marketing experience in the aerospace industry, as well as his general business acumen and experience developed by serving on other public company boards.

Family Relationships

There are no family relationships among any of the Company’s directors or Named Executive Officers.

Independence of Directors

Our common stock is listed on the NYSE American LLC exchange (“NYSE American”), a stock exchange affiliated with the New York Stock Exchange. As a result, we follow the rules of the NYSE American exchange in determining whether a director is independent. The NYSE American exchange listing standards define an “independent director” generally as a person, other than an officer or employee of the Company, who does not have a relationship with the Company that would interfere with the director’s exercise of independent judgment. Our board of directors consults with our legal counsel to ensure that our board of directors’ determinations are consistent with NYSE American exchange rules and all relevant securities and other laws and regulations regarding the independence of directors. Consistent with these considerations, the Nominating and Corporate Governance Committee determined on December 12, 2022, that Carey Bond, Richard Caswell, Michael Faber and Terry Stinson will be independent directors of the Company for the ensuing year. The remaining director, Dorith Hakim, is not independent because she is currently employed by us. There are currently two vacancies on the board of directors. All members of our Audit and Finance, Compensation and Human Resources, and Nominating and Corporate Governance Committees are independent.

Code of Ethics

Our board of directors has adopted a written code of ethics which applies to our directors, officers, and employees, and which is designed to deter wrongdoing and to promote ethical conduct, full, fair, accurate, timely, and understandable disclosure in reports that we file or submit to the SEC and others, compliance with applicable government laws, rules, and regulations, prompt internal reporting of violations of the code, and accountability for adherence to the code. A copy of the code of ethics may be found on our website at www.cpiaero.com/board.html.

Board of Directors Meetings and Committees

Our board of directors held eight meetings in 2022 and acted by unanimous written consent five times. All directors were in attendance at the 2022 annual shareholder meeting. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that all of our directors can attend. In addition, we expect our directors to attend all board of directors and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. No director attended fewer than 75% of the meetings of the board of directors and of the committees thereof upon which he/she served in 2022. We have five standing committees: the Compensation and Human Resources Committee, Audit and Finance Committee, Nominating and Corporate Governance Committee, Strategic Planning Committee, and Oversight Committee. Copies of our committee charters are available free of charge on our website at www.cpiaero.com/board.html.

Leadership Structure

Our board of directors has determined to keep separate the positions of board chairman and principal executive officer at this time. This permits our principal executive officer to concentrate his efforts primarily on managing the Company’s business operations and development. This also allows us to maintain an independent chairman of the board who oversees, among other things, communications and relations between our board of directors and senior management, consideration by our board of directors of the Company’s strategies and policies, and the evaluation of our principal executive officers by our board of directors.

Succession Planning

Our board of directors is responsible for overseeing management succession planning. Periodically, our board of directors reviews management’s succession plan with respect to the Chief Executive Officer role and other senior management roles. We have developed succession plans for both ordinary course succession and planning due to an unforeseen event.

Risk Oversight

The primary function of our board of directors is oversight. Our board of directors as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. Each committee of our board of directors has been delegated oversight authority over specific risk areas identified by our board of directors. For instance, our Audit and Finance Committee discusses with management the Company’s major financial risk exposures, our Compensation and Human Resources Committee discusses with management the Company’s major human capital risk exposures, and our Oversight Committee discusses with management the Company’s day-to-day operations. and reports its findings to our board of directors in connection with our board’s risk oversight review. Further information about each committee’s role in risk assessment and management is included below.

Cybersecurity

Our board of directors is charged with oversight of the Company’s cybersecurity matters, and management reports to the board periodically regarding material risks concerning cybersecurity. During 2022, we continued to regularly inspect and monitor systems and personnel practices in our ongoing cybersecurity risk mitigation program, which includes maintaining up-to-date detection, prevention and monitoring systems and contracting with outside cybersecurity firms to provide constant monitoring of our systems.

Stock Ownership Requirements

Non-executive directors are subject to a stock ownership policy whereby each non-executive director is required to own common stock of the Company valued at least four times his or her annual cash compensation before and after any stock sales. We believe this policy promotes and strengthens the alignment of interests between our non-executive directors, management, and shareholders.

Prohibition on Short Sales and Hedging

The Company prohibits directors, officers, employees, and consultants from entering into transactions involving short sales of our securities. Transactions in put options, call options or other derivative securities that have the effect of hedging the value of our securities also are prohibited except in certain limited circumstances where the insider already owns the securities prior to effecting the transaction and the transaction has been pre-approved.

Corporate Governance Highlights

✓ Independent Chairman of the Board	✓ Regular executive sessions of independent directors
✓ All but one director is independent	✓ Stock ownership requirements for independent directors
✓ Robust risk oversight process by board and committees	✓ Annual board and committee evaluations
✓ Annual advisory vote on Named Executive Officer compensation	✓ Voting rights are proportional to economic interests

Compensation and Human Resources Committee Information

Our Compensation and Human Resources Committee is currently comprised of Carey Bond (Chair) and Terry Stinson. There is currently one vacancy on this committee. Our board of directors has determined that each member of the Compensation and Human Resources Committee is an independent director under the NYSE American exchange listing standards. Our board of directors has adopted a written Compensation and Human Resources Committee charter, which is reviewed periodically and which the Compensation and Human Resources Committee intends to review at its next regularly scheduled meeting. The responsibilities of our Compensation and Human Resources Committee include:

●	establishing the general compensation policy for our Named Executive Officers, including the Chief Executive Officer and Chief Financial Officer;

●	reviewing and approving the compensation of our executive officers and any employment agreements with our executive officers, including change in control agreements, indemnification agreements, and severance agreements;

●	reviewing the compensation paid to non-executive directors and making recommendations to the board of directors for any adjustments;

●	administering our stock option and performance equity plans and determining who participates in the plans, establishing performance goals, if any, and determining specific grants and bonuses to the participants;

●	ensuring that any compensation plan for key executives does not encourage undue risk-taking; and

●	assisting the board in the discharge of its oversight responsibilities for risks related to human resources, including talent management, employee conduct, diversity and inclusion, and employee compensation.

Our Compensation and Human Resources Committee held four meetings during 2022 to review, discuss, and make any necessary changes to our executive and non-executive director compensation and to exercise oversight over human resources matters. Our Compensation and Human Resources Committee makes all final determinations with respect to compensation of executive officers, considering, among other things, its assessment of the value of each executive officer’s contribution to the Company, the Company’s financial performance during recent fiscal years in light of prevailing business conditions, and the Company’s goals for the ensuing fiscal year.

Our Compensation and Human Resources Committee may utilize the services of third parties, including compensation consultants and subscriptions to executive compensation surveys and other databases, to assist with the review of compensation for executive officers. Our Compensation and Human Resources Committee is charged with performing an annual review of the compensation of our executive officers to determine whether they are provided with adequate incentives and motivation, and whether they are compensated appropriately in accordance with our compensation policies.

Audit and Finance Committee Information and Report

Our Audit and Finance Committee is currently comprised of Richard Caswell (Chair) and Michael Faber. There is currently one vacancy on this committee. Our Audit and Finance Committee held 12 meetings during 2022. All of the members of our Audit and Finance Committee are “independent directors” as defined under SEC Rule 10A-3 and NYSE American exchange listing standards, and they are all “financially literate,” as defined under NYSE American exchange listing standards, meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

Financial Experts on the Audit and Finance Committee

We must certify to the NYSE American exchange that our Audit and Finance Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Our board of directors determined that the qualifications of each of Richard Caswell and Michael Faber satisfied the NYSE American exchange’s definition of financial sophistication and also qualify as “audit committee financial experts,” as defined under the rules and regulations of the SEC.

Audit and Finance Committee Report

Our board of directors has adopted a written Audit and Finance Committee charter, which is reviewed periodically and which the Audit and Finance Committee intends to review at its next regularly scheduled meeting. According to our Audit and Finance Committee charter, our Audit and Finance Committee’s responsibilities include, among other things:

●	meeting with the independent registered public accounting firm prior to the audit to review the scope, planning, and staffing of the audit;

●	reviewing and discussing with management and our independent registered public accounting firm the annual audited financial statements, and recommending to our board of directors whether the audited financial statements should be included in our Annual Report on Form 10-K;

●	reviewing and discussing with management and the independent registered public accounting firm the Company’s quarterly financial statements prior to the filing of Quarterly Reports on Form 10-Q, including the results of the independent registered public accounting firm’s review of the quarterly financial statements;

●	discussing with management and our independent registered public accounting firm significant financial reporting issues and judgments made in connection with our financial statements, including the reporting requirements of Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 3101;

●	discussing earnings press releases with management, including the use of pro forma or adjusted non-GAAP information, and financial information and earnings guidance provided to analysts and rating agencies;

●	discussing with management and our independent registered public accounting firm the effect on our financial statements of regulatory and accounting initiatives and off-balance sheet structures;

●	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

●	discussing with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management;

●	reviewing disclosures made to our Audit and Finance Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

●	reviewing the scope, planning, and staffing of the audit for the Company’s 401(k) plan and reviewing the audited financial statements for the 401(k) plan;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and discussing with our independent registered public accounting firm the firm’s written disclosures concerning independence as required by PCAOB Ethics and Independence Rule 3526;

●	reviewing and approving all related-party transactions;

●	discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;

●	appointing or replacing our independent registered public accounting firm;

●	determining the compensation and oversight of the work of our independent registered public accounting firm (including resolution of disagreements between management and our independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or reports which raise material issues regarding our financial statements or accounting policies;

●	reviewing and making recommendations with respect to the Company’s capital structure and its related policies and long-term financial objectives, including allocation of capital and capital budget, changes in capital structure, uses of cash, cash requirements and sources of cash, including debt or equity issuances, revolving credit facilities, or other debt instruments or facilities and the Company’s borrowing alternatives and levels; and

●	assessing and managing financial risk exposures.

Management has reviewed the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 with our Audit and Finance Committee, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of our Audit and Finance Committee asked for management’s representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the unaudited quarterly and audited annual financial statements of the Company fairly present, in all material respects, the financial condition and results of operations of the Company.

In performing all of these functions, our Audit and Finance Committee acts only in an oversight capacity. The Audit and Finance Committee reviews the Company’s annual reports and its quarterly reports prior to filing with the SEC. In its oversight role, our Audit and Finance Committee relies on the work and assurances of the Company’s management, which has the responsibility for financial statements and reports, and of our independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to generally accepted accounting principles. Our Audit and Finance Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to our Audit and Finance Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and our Audit and Finance Committee has reviewed and discussed the financial statements with management and our independent registered public accounting firm. Our Audit and Finance Committee also discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting and Oversight Board (“PCAOB”). The Company’s independent registered public accounting firm also provided our Audit and Finance Committee with the written disclosures required by applicable requirements of the PCAOB regarding independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered. In reliance on these reviews, discussions, and the report of our independent registered public accounting firm, our Audit and Finance Committee recommended to our board of directors, and the board of directors approved, that the audited financial statements for the fiscal year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Richard Caswell (Chair)

Michael Faber

Nominating and Corporate Governance Committee Information

Our Nominating and Corporate Governance Committee is currently comprised of Carey Bond and Michael Faber (Chair), each an independent director under NYSE American exchange listing standards. There is currently one vacancy on this committee. Our Nominating and Corporate Governance Committee held four meetings during 2022. Our Nominating and Corporate Governance Committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors and for developing and recommending corporate governance guidelines. Our Nominating and Corporate Governance Committee considers potential director nominees identified by its members, our board of directors, management, shareholders, investment bankers, and others.

Our board of directors has adopted a written charter for our Nominating and Corporate Governance Committee, which establishes guidelines for corporate governance, the selection of director nominees, and the method by which shareholders may propose to our Nominating and Corporate Governance Committee candidates for selection as nominees for director.

The Nominating and Corporate Governance Committee periodically reviews its charter, along with the Company’s guidelines for corporate governance and the selection of director nominees.

Guidelines for Selecting Director Nominees

The guidelines for selecting director nominees generally provide that the nominee should be accomplished in his or her field, have a reputation that is consistent with that of the Company, have relevant experience and expertise, have an understanding of financial statements, corporate budgeting, and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based, among other things, on the person’s education, experience, and professional employment. Our Nominating and Corporate Governance Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business, and represent shareholder interests. Our Nominating and Corporate Governance Committee may require certain skills, attributes, or backgrounds, such as financial or accounting experience, to meet specific needs that arise from time to time. Our Nominating and Corporate Governance Committee does not distinguish among nominees recommended by shareholders and other persons.

Procedure for Shareholders to Recommend Director Candidates

Shareholders and others who wish to recommend candidates to our Nominating and Corporate Governance Committee for consideration as directors must submit their written recommendations to our Nominating and Corporate Governance Committee and include all of the information described in the section “2024 Annual Meeting Shareholder Proposals and Nominations” below.

On March 13, 2023, our Nominating and Corporate Governance Committee recommended to our board of directors to nominate Terry Stinson and Richard Caswell for election as Class I directors at the Annual Meeting. Our Nominating and Corporate Governance Committee did not receive recommendations from any shareholders or others for director candidates.

Guidelines for Corporate Governance

Our corporate governance guidelines are intended to ensure that our board of directors has the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The corporate governance guidelines are also intended to align the interests of the Company’s directors and management with those of the Company’s shareholders. The guidelines establish the practices our board of directors follows with respect to the obligations of the board and each director, board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, board committee composition and meetings, director compensation, director orientation and education, and director access to members of management and to independent advisors.

The corporate governance guidelines were adopted by our board of directors and are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The guidelines comply with corporate governance requirements contained in the listing standards of the NYSE American exchange and enhance the Company’s corporate governance policies. A copy of our corporate governance guidelines may be found on our website at https://investors.cpiaero.com/governance/governance-documents/default.aspx.

Strategic Planning Committee Information

The strategic planning committee of our board of directors (“Strategic Planning Committee”) is currently comprised of Carey Bond and Terry Stinson. There is currently one vacancy on this committee. The main role of the Strategic Planning Committee is to evaluate and analyze strategic options for the Company. The Strategic Planning Committee met once during 2022.

Oversight Committee Information

The oversight committee of our board of directors (“Oversight Committee”) takes an active role in oversight over the Company’s day-to-day operations, including advising management as to profitability on the programs that the Company chooses to bid for, terminating programs that are not profitable for the Company, reducing overhead costs and operating inefficiencies, and generating free cash from operations. The Oversight Committee is currently comprised of Carey Bond (Chair) and Richard Caswell.

EXECUTIVE OFFICER COMPENSATION

Overview

At our 2018 annual meeting of shareholders, we conducted an advisory Say on Pay Frequency vote, in which shareholders determined that an advisory Say on Pay vote should be held every year. In accordance with the shareholder vote, we will hold an advisory Say on Pay vote at the Annual Meeting, in which shareholders will be asked to approve, on an advisory basis, the current compensation of our Named Executive Officers. The Compensation and Human Resources Committee considers the results of shareholder advisory votes regarding compensation as one factor when reviewing compensation and making compensation decisions.

Compensation Objectives

Our executive compensation program is designed to attract, retain, and motivate highly qualified executive officers in the competitive aerospace and defense industry. Additionally, a substantial portion of total compensation of our Named Executive Officers is variable and delivers rewards based on Company and individual performance. Company performance is measured against metrics established by the Compensation and Human Resources Committee each year. Such metrics typically focus on the achievement of financial targets such as revenue and free cash flow, to align our executives’ pay with the Company’s financial results and the creation of shareholder value. Individual performance is measured against each individual’s contributions to the Company’s overall success.

There are three major components to our compensation program for our Named Executive Officers:

✓         Base Salary - fixed compensation, designed to recognize responsibilities, experience, and performance.

✓         Short-Term Cash Incentives - annual cash incentive, as a percentage of base salary, paid upon the achievement of Company performance goals set by the Compensation and Human Resources Committee during the first fiscal quarter. This variable at-risk compensation motivates and rewards executives with respect to short-term performance.

✓         Long-Term Equity Incentives - annual grants of restricted stock, 50% of which is subject to time-based vesting, and 50% of which vests upon the achievement of Company financial performative-metric thresholds set by our Compensation and Human Resources Committee. This variable at-risk compensation aligns executive interests with long-term shareholder value creation.

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Summary Compensation Table

The following table sets forth the compensation paid to or earned by each of our Named Executive Officers for each of the fiscal years ended December 31, 2022 and 2021.

Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	All Other ($)	Total ($)
Dorith Hakim – Chief Executive Officer*
2022	282,692		104,722	(4)	240,250	5,249	(5)	632,913
Andrew Davis – Chief Financial Officer
2022	300,000		70,330	(6)	63,000	16,615	(7)	449,945
2021	190,385		120,001	(8)	—	11,286	(9)	321,672
Jay Mulhall – Vice President of Business Development
2022	213,467		31,277	(10)	37,378	10,869	(11)	292,991
2021	209,385		50,599	(12)	45,050	7,547	(13)	312,581
Douglas McCrosson – Former Chief Executive Officer*
2022	79,307	(14)	—		—	8,337	(15)	87,644
2021	371,915		274,320	(16)	—	22,090	(17)	668,325

____________________________________

*	Ms. Hakim has been our Chief Executive Officer and President since March 9, 2022. Mr. McCrosson served in those positions during 2021 and through March 8, 2022.

(1)	Reflects actual base salary amounts paid for each of the years indicated.

(2)	Reflects grant date fair market value of performance/time based annual restricted stock grants awarded.

(3)	Represents amounts awarded in cash for performance-based annual bonus. Awards were earned in the year provided, but were not made until the following fiscal year.

(4)	Reflects the grant date fair value of 31,412 shares of restricted stock granted to Ms. Hakim on October 13, 2022, which shares are subject to time-based and performance-based vesting over four years and 18,588 shares of restricted stock granted on March 10, 2022, which are subject to time-based vesting over two years.

(5)	Represents $5,249 of 401(k) contributions.

(6)	Reflects the grant date fair value of 43,956 shares of restricted stock granted to Mr. Davis on October 13, 2022. which shares are subject to time-based and performance-based vesting over four years. Does not reflect the forfeiture of 4,915 shares (3,615 shares based on performance and 1,300 shares for applicable income tax withholding) during 2022 in accordance with the terms of a restricted stock award agreement with the Company.

(7)	Represents (a) $12,000 of an automobile allowance, insurance and maintenance attributable to personal use; and (b) $4,615 of 401(k) contributions.

(8)	Reflects the grant date fair value of 28,916 shares of restricted stock granted to Mr. Davis on May 12, 2021, which shares are subject to time-based and performance-based vesting over four years.

(9)	Represents (a) $7,710 of an automobile allowance, insurance, and maintenance attributable to personal use; and (b) $3,576 of 401(k) contributions.

(10)	Reflects the grant date fair value of 19,548 shares of restricted stock granted to Mr. Mulhall on October 13, 2022, which shares are subject to time-based and performance-based vesting over four years. Does not reflect the forfeitures of 6,604 shares (4,119 based on performance and 2,485 for applicable income tax withholding) during 2022 by, in accordance with the terms of a restricted stock award agreement with the Company.

(11)	Represents (a) $6,600 of an automobile allowance, insurance, and maintenance attributable to personal use; and (b) $4,269 of 401(k) contributions.

(12)	Reflects the grant date fair value of 12,028 shares of restricted stock granted to Mr. Mulhall on April 21, 2021, which shares are subject to time-based and performance-based vesting over four years. Does not reflect the forfeitures of 5,535 shares (2,615 based on performance and 1,944 for applicable income tax withholdings) during 2021 by Mr. Mulhall, in accordance with the terms of his restricted stock award agreement with the Company.

(13)	Represents (a) $3,360 of an automobile allowance, insurance, and maintenance attributable to personal use; and (b) $4,187 of 401(k) contributions.

(14)	Reflects actual base salary amounts paid to Mr. McCrosson during 2022. Does not reflect severance totaling $295,598 paid to Mr. McCrosson during 2022.

(15)	Represents (a) $4,180 of an automobile lease, insurance, and maintenance attributable to personal use; (b) $2,571 of disability insurance premiums; and (c) $1,586 of 401(k) contributions.

(16)	Reflects the grant date fair value of shares of restricted stock granted to Mr. McCrosson on April 21, 2021, which shares were subject to time-based and performance-based vesting over four years. Does not reflect the forfeiture of all such shares occurring following termination of Mr. McCrosson’s employment by the Company on March 8, 2022, in accordance with the terms of a restricted stock award agreement with the Company.

(17)	Represents (a) $9,695 of an automobile lease, insurance, and maintenance attributable to personal use; (b) $6,595 of disability insurance premiums; and (c) $5,800 of 401(k) contributions.

Pay Versus Performance Disclosure

The following table sets forth the pay versus performance for our Named Executive Officers for each of the fiscal years ended December 31, 2022 and 2021.

* Year	Summary Compensation Table Total for PEO Dorith Hakim ($)(1)	Compensation Actually Paid to PEO Dorith Hakim ($)(1)*	Summary Compensation Table Total for PEO Douglas McCrosson ($)(1)	Summary Compensation Actually Paid to PEO Douglas McCrosson ($)(1)*	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)*	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($) (4)	Net Income ($)
2022	632,913	528,191	87,644	87,644	371,468	320,665	83.55	9,176,225
2021	—	—	668,325	394,005	353,067	252,816	71.28	6,820,373

____________________________________

* “Compensation Actually Paid” to our NEOs represents the “Total” compensation reported in the Summary Compensation Table less the “Stock Awards” reported in the Summary Compensation Table for the applicable fiscal year as determined in accordance with SEC rules.

(1) Commencing March 9, 2022 our PEO, or principal executive officer, was our Chief Executive Officer and President, Dorith Hakim. In 2021 and through March 8, 2022 our PEO was Douglas McCrosson.

(2) In 2022, our Non-PEO named executive officers were Andrew Davis and Jay Mulhall.

(3) In 2021, our Non-PEO named executive officers were Andrew Davis and Kenneth Hauser.

(4) Assumes a $100 fixed investment as of year-end 2020 and continuing through year-end 2021 or 2022, respectively.

Relationships Between Performance Measures and Compensation Actually Paid

The following graphs further illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. As noted above, “Compensation Actually Paid” for purposes of the tabular disclosure and the following graphs was calculated in accordance with SEC rules.

Compensation Arrangements for Named Executive Officers

Dorith Hakim

Ms. Hakim joined the Company in March 2022. During 2022, Ms. Hakim’s base salary was $350,000 and she was entitled to receive a non-discretionary performance-based cash bonus equal to 60% of her base salary upon the attainment of Company growth targets determined by the Company’s Compensation and Human Resources Committee. Upon joining the Company, Ms. Hakim was awarded 18,588 shares of restricted stock (with a fair market value on the date of grant of $54,463) of which 50% vested on March 9, 2023, and 50% vest on March 9, 2024. In addition, during 2022 Ms. Hakim was awarded an aggregate of 31,412 shares of restricted stock (with a fair market value on the date of grant of $50,259) which vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation and Human Resources Committee. The fiscal 2022 metrics were targets measured by accounts payable delinquency, amount of bank debt minus cash and 2022 net profit which were all achieved.

In March 2022, Ms. Hakim entered into a Severance and Change in Control Agreement with us, the details of which are outlined below under the heading “Payments upon Termination or Change in Control.” Pursuant to the Severance and Change in Control Agreement, Ms. Hakim is prohibited from disclosing confidential information and he has agreed not to compete with us without our consent during the term of employment and for 18 months thereafter, so long as we make severance payments pursuant to the agreement.

Andrew Davis

During 2022, Mr. Davis’s base salary was $300,000 and he was entitled to receive a non-discretionary performance-based cash bonus equal to 40% of his base salary upon the attainment of Company growth targets determined by the Compensation and Human Resources Committee. In addition, during 2022 Mr. Davis was awarded an aggregate of 43,956 shares of restricted stock (with a fair market value on the date of grant of $70,330 ). The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation and Human Resources Committee. The fiscal 2022 metrics were targets measured by accounts payable delinquency, amount of bank debt minus cash and 2022 net profit which were all achieved.

During 2021, Mr. Davis’s base salary was $300,000 and he was entitled to receive a non-discretionary performance-based cash bonus equal to 40% of his base salary upon the attainment of Company growth targets determined by the Compensation and Human Resources Committee. In addition, during 2021 Mr. Davis was awarded an aggregate of 28,916 shares of restricted stock (with a fair market value on the date of grant of $120,001) pursuant to the Company’s 2016 long-term incentive plan. The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation and Human Resources Committee. The fiscal 2021 metrics were targets measured by accounts payable delinquency, amount of bank debt minus cash and 2021 net profit. Mr. Davis’s forfeited an aggregate of 3,615 shares of restricted stock, representing the performance-based portion of the restricted stock granted in 2021.

In May 2021, Mr. Davis entered into a Severance and Change in Control Agreement with us, the details of which are outlined below under the heading “Payments upon Termination or Change in Control.” Pursuant to the Severance and Change in Control Agreement, Mr. Davis is prohibited from disclosing confidential information and he has agreed not to compete with us without our consent during the term of employment and for 12 months thereafter, so long as we make severance payments pursuant to the agreement.

Jay Mulhall

During 2022, Mr. Mulhall’s base salary was increased from $212,000 to $218,360 on October 1, 2022 and he was entitled to receive a non-discretionary performance-based cash bonus equal to 25% of his base salary upon the attainment of Company growth targets determined by our Compensation and Human Resources Committee. In addition, during 2022 Mr. Mulhall was awarded an aggregate of 19,548 shares of restricted stock (with a fair market value on the date of grant of $31,277). The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation and Human Resources Committee. The fiscal 2022 metrics were targets measured by accounts payable delinquency, amount of bank debt minus cash and 2022 net profit which were all achieved.

During 2021, Mr. Mulhall’s base salary was $212,000 and he was entitled to receive a non-discretionary performance-based cash bonus equal to 25% of his base salary upon the attainment of Company growth targets determined by our Compensation and Human Resources Committee. In addition, during 2021 Mr. Mulhall was awarded an aggregate of 12,028 shares of restricted stock (with a fair market value on the date of grant of $50,999). The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation and Human Resources Committee. The fiscal 2021 metrics were targets measured by accounts payable delinquency, amount of bank debt minus cash and 2021 net profit. Mr. Mulhall forfeited an aggregate of 4,119 shares of restricted stock, representing the performance-based portion of the restricted stock granted in 2021.

In February 2018, Mr. Mulhall entered into a Severance and Change in Control Agreement with us, the details of which are outlined below under the heading “Payments upon Termination or Change in Control.” Pursuant to the Severance and Change in Control Agreement, Mr. Mulhall is prohibited from disclosing confidential information and he has agreed not to compete with us without our consent during the term of employment and for 12 months thereafter, so long as we make severance payments pursuant to the agreement.

Douglas McCrosson

Mr. McCrosson’s base salary was $374,905 in 2021 and 2022. On March 8, 2022, Mr. McCrosson’s employment was terminated by the Company other than for cause, as defined in a Severance and Change in Control Agreement he entered into with us in 2016. Under the terms of his Severance and Change in Control Agreement, Mr. McCrosson is being paid continued base salary for 18 months following the termination of his employment and all of his unvested equity awards were forfeited. No cash bonuses or other amounts were paid or are payable to Mr. McCrosson in connection with the termination of his employment. Pursuant to the Severance and Change in Control Agreement, Mr. McCrosson is prohibited from disclosing confidential information and he has agreed not to compete with us without our consent for 18 months following the termination of his employment, so long as we make severance payments pursuant to the agreement.

[Remainder of Page Intentionally Left Blank]

Outstanding Equity Awards at Fiscal Year-End

The following tables summarize the outstanding stock awards as of December 31, 2022 for each Named Executive Officer.

Stock Awards
Grant Date	Number of Shares of Stock Unvested (#)(1)	Equity Incentive Plan Awards: Number of Unearned Shares (#)(2)	Market Value of Shares Unvested ($)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares ($)(3)
Dorith Hakim – Chief Executive Officer
3/10/2022	9,294	—	29,741	—
10/13/2022	13,290	—	42,528	—
Andrew Davis – Chief Financial Officer
5/12/2021	21,686	4,915	69,395	15,728
10/13/2022	32,966	—	105,491	—
Jay Mulhall – Vice President of Business Development
2/12/2018	—	—	—	—
3/22/2018	—	2,651	—	8,483
4/2/2019	1,952	3,190	6,246	10,208
8/26/2020	3,904	1,953	12,493	6,250
4/21/2021	9,020	5,392	28,864	17,254
10/13/2022	19,548	—	62,554	—

____________________________________

(1)	Reflects shares of restricted stock granted pursuant to the Company’s 2016 Long-Term Incentive Plan which have yet to vest. The shares of restricted stock vest on a four year schedule, as follows: 50% of the shares are subject to time-based vesting, and vest in four annual installments on the day after the filing of the Company’s Annual Report on Form 10-K each year; the remaining 50% of the shares are subject to performance-based vesting, and vest upon the achievement of all Company financial performative-metric thresholds for each fiscal year as identified by our Compensation and Human Resources Committee. The fiscal 2016 metrics were targets measured by EBITDA and revenue, the fiscal 2017 metrics were targets measured by revenue and year-end inventory, the fiscal 2018 metrics were targets measured by backlog, revenue, and year-end inventory, the fiscal 2019 metrics were targets measured by measured by revenue, pre-tax income, and cash flow from operations, the fiscal 2020 metrics were targets measured by accounts payable delinquency, the ratio of bank debt to cash, and 2020 net profit, the fiscal 2021 metrics were measured by accounts payable delinquency, bank debt minus cash and 2021 net profit and the fiscal 2022 metrics were measured by accounts payable delinquency, bank debt minus cash and 2022 net profit.

(2)	Reflects shares of restricted stock granted pursuant to the Company’s 2016 long-term incentive plan which were forfeited in 2018, 2019, 2020, and 2021 and shares of restricted stock withheld to satisfy tax obligations.

(3)	Calculated using the closing price per share of the Company’s common stock on December 30, 2022.

Pension Benefits

Other than our 401(k) plan, we do not maintain any other plan that provides for payments or other benefits at, following, or in connection with retirement.

Payments upon Termination or Change in Control

The Severance and Change in Control agreements with our Named Executive Officers provide for varying types and amounts of payments and additional benefits upon termination of employment, depending on the circumstances of the termination.

●Termination without cause. If employment is terminated by the Company other than for cause (as defined in the Severance and Change in Control agreements), then (i) with respect to Ms. Hakim, she is entitled to (x) continued salary for 18 months, (y) any earned cash bonus not yet paid for the preceding fiscal year, and (z) a pro-rata cash bonus calculated using the prior year’s cash bonus amount, and (ii) with respect to Messrs. Davis and Mulhall, he is entitled to (x) continued salary for 12 months, (y) any earned cash bonus not yet paid for the preceding fiscal year, and (z) a pro-rata cash bonus calculated using the prior year’s cash bonus amount. A non-competition provision will apply for as long as severance payments are being paid. Any unvested restricted stock will be forfeited, and any unexercised options will expire.

●Termination for cause, or if the executive quits. If one of our Named Executive Officers voluntarily terminates his employment, or if the Company terminates his employment for cause, he/she is not entitled to any severance payments and is not bound by a non-compete clause, however he/she is still bound by any confidentially and non-disparagement duties. Any unvested restricted stock will be forfeited, and any unexercised options will expire.

●Termination for disability. If one of our Named Executive Officers is terminated because of a disability, as defined in the Severance and Change in Control agreements, then he/she will receive severance as if he/she had been terminated without cause.

●Termination following a change in control. If the employment of one of our Named Executive Officers is terminated within 18 months following a change in control by the Company other than for cause or disability or by him/her for good reason (all such terms as defined in the Severance and Change in Control Agreements), he/she is entitled to (i) his/her base salary earned through the date of termination, (ii) any earned cash bonus not yet paid for the preceding fiscal year, and (iii) a pro rata portion of the his/her annual cash bonus for the portion of the year he/she worked, assuming all applicable targets had been met. In addition, he/she will be entitled to a change in control payment: (x) for Ms. Hakim, in an amount equal to two times total compensation (base salary plus earned cash bonus) for either the prior full fiscal year, or the preceding fiscal year, whichever is the highest total compensation; (y) for Messrs. Davis and Mulhall, in an amount equal to one and one-half times his base salary for the prior full fiscal year. Upon any change in control, all outstanding stock options and restricted stock will vest immediately for such Named Executive Officer. Health insurance and other fringe benefits will continue for the Named Executive Officer for a period of six months after termination.

The following table summarizes the amounts payable upon termination of employment of Named Executive Officers, assuming termination occurred on December 31, 2022, under his/her Severance and Change in Control Agreement. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (the single sum does not reflect any discount). To the extent the termination accelerates vesting of equity awards, the value presented below is based upon the Company’s stock price as of December 30, 2022, and assumes the achievement of all applicable performance benefits.

Potential Termination Payments

	Disability		By Company for Cause		By Company without Cause		Change in Control
Name	Cash ($)	Equity	Cash ($)	Equity	Cash ($)	Equity	Cash ($)	Equity
Dorith Hakim	707,250	—	—	—	1,022,250	—	1,302,250	—
Andrew Davis	378,000	—	—	—	498,000	—	708,000	—
Jay Mulhall	238,602	—	—	—	293,192	—	429,667	—

On March 8, 2022, Mr. McCrosson’s employment was terminated by the Company other than for cause, as defined in his Severance and Change in Control Agreement. Under the terms of his Severance and Change in Control Agreement, Mr. McCrosson is being paid continuing salary for 18 months following the termination of his employment. No cash bonuses or other amounts were paid or are payable to Mr. McCrosson in connection with the termination of his employment.

Equity Award Plans

Long-term equity incentives are an important component of compensation and are designed to align the interests of our executive officers and directors who receive long-term equity awards with the Company’s long-term performance and to increase shareholder value. The Company has awarded long-term incentive compensation pursuant to three plans:

2016 Long-Term Incentive Plan. The 2016 Long-Term Incentive Plan authorizes the grant of 1,400,000 shares of our common stock, which may be granted in the form of stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards, to employees, officers, directors, and consultants of the company. As of December 31, 2022, we had granted 1,183,986 shares under this plan and 216,014 shares remained available for grant under this plan.

Performance Equity Plan 2009. The Performance Equity Plan 2009 authorizes the grant of 500,000 stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options, and other stock-based awards. As of December 31, 2022, we had granted 497,636 shares under this plan and 2,364 shares remained available for grant.

The following table sets forth certain information at April 21, 2023 with respect to our equity compensation plans that provide for the issuance of options, warrants or rights to purchase our securities:

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted- average exercise price of outstanding options, warrants, and rights ($)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	—	—	25,772
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	25,772

Compensation of Directors

Directors who are employees of the Company do not receive separate compensation for their service as a director. Our non-executive directors receive a mix of cash compensation and stock compensation for their service to our Company. Each year, our Compensation and Human Resources Committee determines the total amount of non-executive director compensation, as well as the allocation among cash and stock compensation, and takes into consideration, among other things, the Company’s performance relative to its guidance, the extent to which director compensation aligns the interests of our directors with the interests of our shareholders, compensation awarded to directors of similarly sized companies in our industry, and past practices. Our Compensation and Human Resources Committee is also tasked with reviewing the compensation paid to non-executive directors and making recommendations to our board of directors for any adjustments deemed necessary as a result of their review. In December 2018, our board of directors determined that the following structure would properly incentivize non-executive directors and adequately recognize the additional work performed by board committee chairs: Chairman of the Board, $200,000; Chair of each of the Audit and Finance Committee and Strategic Planning Committee, $140,000 each; Chair of the Compensation and Human Resources Committee, $125,000; Chair of the Nominating and Corporate Governance Committee, $120,000; and all other non-executive directors, $100,000 each. In August 2020, our board of directors created a new position of Non-Executive Vice Chairperson of the Board and set the compensation for such role at $165,000.

The following table summarizes the compensation of our non-executive directors for the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Carey Bond	66,000	99,000	165,000
Richard Caswell	56,000	84,000	140,000
Michael Faber	48,000	72,000	120,000
Walter Paulick	40,000	60,000	100,000
Eric Rosenfeld	56,000	84,000	140,000
Terry Stinson	80,000	120,000	200,000

__________________________

(1)	Represents stock awarded to directors during 2022 in the form of RSUs, all of which had vested by December 31, 2021. The Company accounts for compensation expense associated with RSUs based on the fair value of the units on the date of grant.

Non-Employee Director Stock Ownership Policy

In order to align the long-term interests of non-employee directors with our shareholders, our board of directors has adopted a stock ownership policy for non-employee directors. The policy provides that within five years of joining the board, non-employee directors are expected to own shares of Company common stock equal to five times the then cash portion of the annual non-employee director’s compensation.

Certain Relationships and Related-Party Transactions

Related-Party Policy.

Our Code of Ethics requires us to avoid, wherever possible, all related-party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our board of directors (or our Audit and Finance Committee). SEC rules generally define related-party transactions as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our common stock, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our Audit and Finance Committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. Our Audit and Finance Committee considers all relevant factors when determining whether to approve a related-party transaction, including whether the related-party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related-party’s interest in the transaction. No director may participate in the approval of any transaction in which he/she is a related party, but that director is required to provide our Audit and Finance Committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related-party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

Related-Party Transactions.

There were no related-party transactions during the year ended December 31, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table and accompanying footnotes below set forth certain information as of April 21, 2023 (the Annual Meeting record date), with respect to the ownership of our common stock by:

●	each person or group who beneficially owns more than 5% of our common stock;

●	each of our directors and our director nominees;

●	each of our Named Executive Officers; and

●	all of our directors and Named Executive Officers as a group.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)		Percent of Class(3)
Directors and Named Executive Officers:
Dorith Hakim	50,000	(4)	*
Andrew Davis	67,957	(5)	*
Jay Mulhall	55,884	(6)	*
Douglas McCrosson	—	(7)	*
Carey Bond	126,058		1.0%
Richard Caswell	87,211		*
Michael Faber	110,807		*
Terry Stinson	227,002		1.8%
All current directors and Named Executive Officers as a group (seven persons)	724,919		5.8%
Five Percent Holders:
Royce & Associates, LP	681,078	(8)	5.4%
John Curtis Rudolph	770,900	(9)	6.1%
Paul Packer	1,292,848	(10)	10.3%

___________________________________

* Less than 1%

(1)	Unless otherwise noted, the business address of each of the following persons is c/o CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717, except that the current business address of Douglas McCrosson is not known by the Company.

(2)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them, subject to community property laws, where applicable. With respect to our executive officers, this includes both time-based and performance-based restricted stock awards that are forfeitable until the vesting date or performance certification date, as applicable. It does not include portions of restricted stock awards which have been forfeited. With respect to our non-executive directors, this includes time-based restricted stock units (“RSUs”). RSUs are granted on the first day of the year and vest quarterly upon completion of service as a director. Such shares of restricted stock and such RSUs are included herein because they confer voting rights and therefore may be deemed to be beneficially owned under Rule 13d-3(a)(1) promulgated under the Exchange Act.

(3)	As of April 21, 2023, there were 12,566,784 shares of our common stock issued and outstanding. Each person beneficially owns a percentage of our outstanding common stock equal to a fraction, the numerator of which is the number shares of our common stock held by such person and the denominator of which is 12,566,784 (the number of shares of our common stock issued and outstanding).

(4)	Includes an aggregate of 22,584 shares subject to time-based or performance-based vesting.

(5)	Includes an aggregate of 54,652 shares subject to time-based or performance-based vesting.

(6)	Includes an aggregate of 34,424 shares subject to time-based or performance-based vesting.

(7)	Mr. McCrosson’s employment by the Company ended on March 8, 2022. The Company does not know Mr. McCrosson’s business address or whether Mr. McCrosson beneficially owns shares.

(8)	The information with respect to Royce & Associates, LLC is derived from a Schedule 13G/A filed with the SEC on January 23, 2023. The business address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(9)	The information with respect to John Curtis Rudolph is derived from a Schedule 13G filed with the SEC on October 20, 2022. The business address of John Curtis Rudolph is 9831 N. Easy Street Hayden Lake, ID 83835.

(10)	Globis Capital Partners, L.P., Globis Capital Advisors, L.L.C, Globis Capital Management, L.P., Globis Capital, L.L.C. and Mr. Paul Packer share voting and dispositive power with respect to such shares. The business address of each of the reporting persons is 7100 W. Camino Real, Suite 302-48, Boca Raton, FL 33433. Information is derived from a Schedule 13G/A filed by Mr. Packer with the SEC on January 6, 2023.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to timely furnish the Company with copies of all Section 16(a) reports they file. A Form 3 was filed on October 24, 2022 jointly by each of the following persons: (i) Globis Capital Partners, L.P. (“Globis Partners”), with respect to shares of common stock directly held by it; (ii) Globis Capital Advisors, L.L.C., which serves as the general partner of Globis Partners, with respect to shares of Common Stock directly held by Globis Partners; (iii) Globis Capital Management L.P., which serves as investment manager to, and has investment discretion over securities held by, Globis Partners, with respect to shares of common stock directly held by Globis Partners; (iv) Globis Capital L.L.C.(“GC”), which serves as the general partner of Globis Capital Management L.P., with respect to shares of common stock held directly by Globis Partners; and (v) Mr. Paul Packer, who is the Managing Member of Globis Capital Advisor, L.L.C. and GC, with respect to shares of common stock directly held by Globis Partners, reporting acquisition of common stock occurring on September 20, 2022. Ms. Hakim was issued 31,412 shares of restricted common stock under the 2016 Plan on October 13, 2022, and the transaction was reported on a Form 5 filed on February 8, 2023 (amended on April 25, 2023). Mr. Davis was issued 43,956 shares of restricted common stock under the 2016 Plan on October 13, 2022, and the transaction was reported on a Form 5 filed on February 8, 2023.

SOLICITATION OF PROXIES

Your proxy is being solicited on behalf of our board of directors and we are bearing the cost of this solicitation. In addition to the use of mail and the internet, proxies may be solicited personally or by email or telephone using the services of directors, officers, and regular employees at nominal cost. Banks, brokerage firms, and other custodians, nominees, and fiduciaries will be reimbursed by us for expenses incurred in sending proxy material to beneficial owners of our common stock. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to assist in the solicitation of proxies for the Annual Meeting. We will pay MacKenzie a fee of $7,500 plus reimbursement for reasonable out-of-pocket expenses.

2024 ANNUAL MEETING SHAREHOLDER PROPOSALS AND NOMINATIONS

We intend to hold our 2024 annual meeting of shareholders on or about June 19, 2024. In order for any shareholder proposal to be presented at the 2024 annual meeting or to be eligible for inclusion in our proxy statement for such meeting pursuant to Rule 14a-8 under the Exchange Act, we must receive the shareholder proposal at our principal executive offices by February 20, 2024. Proposals received after such date, will be considered untimely. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, a representation that the shareholder will continue to own the shares through the shareholder meeting, a statement of the shareholder’s intention to appear in person or by proxy at the shareholder meeting, the and material interest, if any, in the matter being proposed.

Shareholders who wish to recommend to our Nominating and Corporate Governance Committee a candidate for election to our board of directors must send the recommendation to CPI Aerostructures, Inc., 91 Heartland Boulevard, Edgewood, New York 11717, Attention: Nominating and Corporate Governance Committee, by January 8, 2024. The corporate secretary will promptly forward all such letters to the members of our Nominating and Corporate Governance Committee. Shareholders must follow certain procedures to recommend to our Nominating and Corporate Governance Committee candidates for election as directors, in addition to the procedures for other shareholder proposals, detailed above.

The recommendation must contain the following information about the candidate:

●	Name and age;

●	Current business and residence addresses and telephone numbers, as well as residence addresses for the past 20 years;

●	Principal occupation or employment and employment history (name and address of employer and job title) for the past 10 years (or such shorter period as the candidate has been in the workforce);

●	Educational background;

●	Permission for the Company to conduct a background investigation, including the right to obtain education, employment and credit information;

●	The number of shares of common stock of the Company beneficially owned by the candidate;

●	The information that would be required to be disclosed by the Company about the candidate under the rules of the SEC in a proxy statement soliciting proxies for the election of such candidate as a director (which currently includes information required by Items 401, 404 and 405 of Regulation S-K promulgated by the SEC); and

●	A signed consent of the nominee to serve as a director of the Company, if elected.

OTHER SHAREHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Our board of directors provides a process for shareholders and interested parties to send communications to the board of directors. Shareholders and interested parties may communicate with our board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CPI Aerostructures, Inc., 91 Heartland Blvd., Edgewood, New York 11717. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DISCRETIONARY VOTING OF PROXIES

Pursuant to Rule 14a-4 promulgated by the SEC, shareholders are advised that our management will be permitted to exercise discretionary voting authority under proxies it solicits and obtains for the Annual Meeting with respect to any proposal presented by a shareholder at the meeting, without any discussion of the proposal in our proxy statement for the meeting, unless we received notice of such proposal at our office in Edgewood, New York, prior to April 3, 2023.

OTHER MATTERS

Our board of directors knows of no matter that will be presented for consideration at the Annual Meeting other than the matters referred to in this proxy statement. Should any other matter properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Dorith Hakim,

Chief Executive Officer

Edgewood, New York

May 5, 2023

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CPI AEROSTRUCTURES, INC.	Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the internet must be received by 11:59 p.m., Eastern Time, on Tuesday, June 13, 2023.

INTERNET – www.cstproxyvote.com
Use the internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY CARD

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED HEREIN AND “FOR” PROPOSALS 2, 3 AND 4.	Please mark your votes like this	X

1. Election of the following Class I directors:	FOR Nominee	WITHHOLD AUTHORITY for Nominee
(1) Terry Stinson	☐	☐
(2) Richard Caswell	☐	☐

2. Amendment of the Company’s 2016 Long-Term Incentive Plan (the “2016 Plan”) to (i) increase the total number of shares of common stock available for issuance under the 2016 Plan by 800,000 shares from 1,400,000 shares to 2,200,000 shares and (ii) increase the aggregate number of shares of common stock grantable to a 2016 Plan participant in a calendar year under certain awards from 50,000 shares to 125,000 shares.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3. Advisory approval of the compensation of the Company’s Named Executive Officers (“Say on Pay”).	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Mark here if you plan to attend the meeting.	☐

CONTROL NUMBER

Signature______________________________Signature, if held jointly_______________________________Date_____________, 2023

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy
Materials for the Annual Meeting of Shareholders

The 2023 Proxy Statement and the 2022 Annual Report to
Shareholders are available at:
https://www.cstproxy.com/cpiaero/2023

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CPI AEROSTRUCTURES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
2023 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 14, 2023

The undersigned shareholder(s) of CPI AEROSTRUCTURES, INC., a New York corporation (“Company”), hereby appoint(s) Carey Bond and Dorith Hakim, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Company’s 2023 Annual Meeting of Shareholders to be held on June 14, 2023 and at all adjournments or postponements thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR election of each of the director nominees, FOR Amendment of the 2016 Plan, FOR the Say on Pay Proposal, and FOR ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

(Continued, and to be marked, dated and signed, on the other side)